Exhibit (d)(12)

EXCHANGE TRADED CONCEPTS TRUST

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT (this “Agreement”) made as of May 10, 2022 (the “Effective Date”), by and between Exchange Traded Concepts, LLC (the “Adviser”) and Exchange Traded Concepts Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A hereto (as may be amended from time to time) (each, a “Fund”).

WHEREAS, the Trust and the Adviser have entered into an investment advisory agreement with respect to each Fund (the “Advisory Agreement”); and

WHEREAS, the Adviser is entitled to a fee under the Advisory Agreement in exchange for providing advisory and other services to each Fund, and for paying all Fund expenses except those specifically excluded therein (the “Management Fee”); and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Fund and its investors to waive a portion of each Fund’s Management Fee as set forth in Schedule A hereto (the “Fee Waiver”); and

WHEREAS, the Trust and the Adviser previously have entered into separate fee waiver agreements relating to certain Funds and have determined to consolidate those agreements into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Fee Waiver. For the term of this Agreement, the Adviser agrees to reduce its Management Fee with respect to each Fund as indicated in Schedule A hereto.

2.           Duration and Termination. The initial term of this Agreement with respect to each Fund is set forth in Schedule A. After the initial term, this Agreement shall continue in effect automatically with respect to a Fund for successive one-year periods, provided that the Agreement may be terminated without payment of any penalty with respect to a Fund:

(i)	by the Trust for any reason and at any time; and
(ii)	by the Adviser for any reason upon thirty days’ prior notice to the Trust, such termination to be effective upon the expiration of the then-current term.

The termination of this Agreement with respect to any one Fund will not cause its automatic termination with respect to any other Fund.

4.            Amendment. This Agreement may not be amended except by a writing signed by the parties.

5.           Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conf1ict with the applicable provisions of the 1940 Act, the latter shall control.

6.           Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

EXCHANGE TRADED CONCEPTS TRUST on behalf of each Fund listed on Schedule A hereto

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens, President

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens, CEO

SCHEDULE A

May 10, 2022

FEE WAIVER AGREEMENT

EXCHANGE TRADED CONCEPTS TRUST

The following table comprises of the details of the Funds that have an existing Fee Waiver Agreement with the Exchange Traded Concepts Trust.

FUND	AMOUNT	INITIAL TERMINATION DATE
ROBO Global® Healthcare Technology and Innovation ETF	0.12% waiver	August 31, 2022
ROBO Global® Artificial Intelligence ETF	0.07% waiver	August 31, 2022
Capital Link Global Fintech Leaders ETF	0.20% waiver	March 31, 2023
Capital Link Global Green Energy Transport and Technology Leaders ETF	0.30% waiver	March 31, 2023

3